Exhibit 99.1


PSB ANNOUNCES SEARCH FOR NEW CEO

Wausau, Wisconsin - PSB Holdings, Inc. (PSB), parent company of Peoples State Bank ("Peoples"), announced at its April 18, 2006 annual meeting that President and Chief Executive Officer David K. Kopperud has announced his intention to step down from executive responsibilities by January 1, 2007 as he targets early retirement at age 62. PSB intends Mr. Kopperud to continue with Peoples in a relationship building role and continue on the PSB Board of Directors. Mr. Kopperud has served as President and Chief Executive Officer of PSB and Peoples since 1999.

Peoples Chairman, Mr. Patrick L. Crooks, indicated that the Board of Directors has been actively interviewing candidates for the position and expects a decision by June 1, 2006 for an executive to be in place before January 1, 2007.

Peoples is a community bank founded in 1962 holding $500 million in total assets. The bank has a network of 8 offices throughout Central and Northern Wisconsin providing financial services to families, individuals, and business owners. PSB Holdings, Inc. is publicly owned and traded under stock symbol PSBQ.OB.

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